Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INCORPORATED
Fourth Quarter Conference Call
Questions and Answers Transcript
at Conclusion of Call
March 8, 2007; 10:00 am CT

Participant 1:	Yes, good morning. I had a question on, first of all on the debt. Your plans to reduce leverage to under 60%, is that based on enterprise value?

Monty Bennett:	Generally that’s the case but, of course, you know, you never know what the stock is which drives enterprise value.

So we’re looking at the metric both on a TEV basis and on a gross asset basis. So ideally we’ll be under both but not necessarily.

Participant 1:	Okay, and just to do the math, if you were to sell $975 million today, where would that put you?

Monty Bennett:	Kimo (Mr. Kimichik), do you have those numbers off hand? That $900 million number included some joint ventures.

And so it’s not quite a sale and it depends upon how much of it we would keep in that joint venture.

Participant 1:	I’m sorry, so the $975 million would include essentially the full sale of all of the assets while you may not sell part of them, is that...?

Monty Bennett:	That’s right, if you joint venture...

Participant 1:	Okay.

Monty Bennett:	We might retain 10%, 20%.

Participant 1:	Sure.

Monty Bennett:	30, 40 anything up to 49% or so.

Participant 1:	Got it.

Monty Bennett:	And as far as that ratio, it also would depend upon how much CAPEX (capital expenditures) we put in over the next, you know, few years and at what specific point in time. I don’t know if we’ve got that number as far as if we didn’t put any CAPEX in and we sold all of that.

Douglas Kessler:	Yes. The combination of the Phase One sales and the Phase Two sales and a joint venture and again there’s some difference in terms of the assumptions you make on share price or for comparing it to gross assets.

But that — those three events alone potentially get us right at the 60% level, or slightly above.

Participant 1:	Okay. So, Phase One we know is $170 million and, Phase Two I think you said $400 million.

Monty Bennett:	Yes.

Douglas Kessler:	That’s correct.

Participant 1:	And then...

Douglas Kessler:	And then for the possible joint venture we took the midpoint of between $350 and $450 million and are looking at a $400 million number.

Participant 1:	Got it, okay. That’s very helpful. Thank you.

And one other unrelated question, not sure how you can answer or if you’ll answer. But, in terms of looking at RevPAR growth this year, if you were to do let’s say the industry projection that you said is 6% what kind of EBITDA growth could you get out of that or maybe you just discuss it on the basis that, you know, if there is RevPAR growth, you get a percentage in the form of EBITDA growth? I assume you’re going to get some margin improvement but if you can address this question at all I’d appreciate it.

Monty Bennett:	Sure. You know our answer is, you know, as you probably suspect is a nebulous one. It depends upon how much of that is in average daily rate growth versus occupancy growth which we anticipate most of it being in average daily rate. Also that 6% is for the industry broadly while the higher end segments typically do a little bit better than that.

And we do anticipate to, you know, have the bottom line grow disproportionately above that. And whether that’s 50% or not that’s just hard to say.

You know, Kimo you might want to comment on that.

We also are careful about giving guidance. And so, you know, we are talking just theoretically but with the operating leverage in hotels whether or not it will be above the 50% level is just hard to say.

David Kimichik:	A rule of thumb that I always use is to take conservatively between 40 and 50% of incremental revenue flowing to the bottom line.

So if you do the math on that I think, you know, that would be our expectations from a conservative standpoint.

But again, it all depends on the mix of occupancy rate, average daily rate, the amount and mix of food and beverage revenues.

Monty Bennett:	So, that’s on a dollar basis so that if the, excuse me, 60% translated into an additional $10 million in revenue, then Kimo’s (Mr. Kimichik) formula says 4 to 5 million would be the increase in your EBITDA.

Participant 1:	Sure. Okay, thanks.

Doug Kessler:	I just want to go back to the comment just to clarify my answer on your leverage question, depending upon the assumption, such as share price, it’s between 60% and 65% after the Phase I and II sales and joint venture scenario.

Participant 1:	I’m sorry using the midpoint of the JV range?

Doug Kessler:	Yes.

Participant 1:	Okay, great. Thanks guys.

Participant 2:	Good morning guys. How is it going?

Monty Bennett:	Good.

Participant 2:	I just had a quick question. With regard to, if you can walk us through the thinking for those seven TownePlace Suites. I know you guys had these put into discontinued early and then brought them back to the core and now you’re tagging it for sale again or its in process.

Can you just walk us through kind of what went on with those properties?

And then also if you can just talk really briefly about pricing. I think you said you got an 8% cap on a trailing NOI basis and some other REITs are talking about being able to sell their hotels for a 5 or 6 cap rate. If you could just kind of help clarify what’s behind those numbers.

Monty Bennett:	Sure. On the TownePlace assets when we bought the original CNL portfolio a year and a half ago, almost two years ago, we identified certain properties that we wanted to flush out immediately.

And the TownePlace Suites were part of that. While the assets were relatively new builds they were stick construction and we knew we didn’t want to hold them for the long term. That’s why we classified them.

However, as we marketed them we were getting pricing at about our basis but we saw which direction the market was going. It was continuing up and the assets themselves continued to perform very well.

And so we thought as a Management Team that since the assets weren’t particularly old and that even though they were stick construction, they would still be in good condition for the next ten years we shouldn’t be so quick in selling them.

And so we pulled them off the market. Subsequent to that maybe six, nine months later in various conversations with various folks, we received additional offers that were well above what our basis was.

So, we changed our minds and decided to go ahead and sell the portfolio because it was a great trade for us.

That was the thinking behind this. And if we weren’t getting the valuation that we’re getting we’d probably still hang on to the portfolio because we do think there’s a good bit of time on it.

Regarding the pricing and the cap rates, it may be a difference between limited service hotels and full service hotels but let me ask David Kimichik to comment on that.

David Kimichik:	Sure, I think we announced a 7.9% NOI Cap rate on trailing twelve month numbers for the portfolio. Obviously there’s a collection of different assets in there.

I think it’s indicative of, you know, that we’re selling really our non-strategic hotels, lower quality, and you have to factor in, you know, what the CAPEX is going to be on the change of license with the franchisor.

Also, you know, we’re selling assets in Horse Cave, Kentucky, a Fairfield Inns in Princeton, Indiana, and assets in Iowa City and Dayton.

One of the hotels we’re selling is the hotel at the terminal at the airport in Indianapolis which is on a 20 year ground lease and the terminal building is moving.

So as you could suspect we’re probably not getting a great Cap rate on that. I think all-in the Cap rate is a pretty good for the collection of hotels that we’re selling.

Participant 2:	All right, thanks a lot.

Participant 3:	Hey guys. Hey I’m just curious with the announcement made just last week regarding the sale of about 16 hotels why is it that the fourth quarter results excluded them?

Monty Bennett:	Kimo, why don’t you comment on that.

David Kimichik:	Well we had made a decision near the end of the quarter to sell the hotels. And as you’re required to do once you think a sale is probable you’re supposed to re-class them.

So in discussions with our auditors we made the decision to classify them as held for sell. Subsequent to the end of the quarter we decided to sell an additional hotel and so there’s actually 16 hotels that we’re selling even though we re-classed 15.

Monty Bennett:	It’s not necessarily related on when you make the announcement. It’s when you internally make the decision.

Participant 3:	No, I understand that. But Kimo’s earlier comment said it was during the fourth quarter.

David Kimichik:	No I believe I said it was near the end of the quarter.

Participant 3:	Okay. Can you give investors some sense as to how the total portfolio performed including renovations and assets held for sale?

David Kimichik:	Well those numbers are included in our FFO numbers.

Participant 3:	No, I’m talking about like year-over-year comparisons for RevPAR and margin.

David Kimichik:	Oh, I don’t think it would change materially. It’s consistent with what we reported.

Participant 3:	Okay, great.

Participant 4:	Sorry about that. Kimo can you explain the tax benefit in the fourth quarter?

David Kimichik:	Sure.

Participant 4:	I was surprised that it was positive.

David Kimichik:	We talked about this on our last call actually as well. You know, the taxes come out of the TRS affiliates that lease the properties.

And with the renovation activity and related disruptions to operations, some of those leases are having a bumpy ride and don’t work real efficiently during periods of renovation.

So we — this was not unexpected and we talked about that in the third quarter call. We expect that this will rectify itself in ‘07 as operations improve from those renovations and we expect to be a taxpayer but it’s just the fact that there’s a lot of disruption at a lot of properties.

Participant 4:	Okay. And when you say taxpayer, is that for GAAP purposes or will you actually pay cash taxes?

David Kimichik:	For GAAP purposes as well as for tax purposes.

Participant 4:	But not cash.

David Kimichik:	Yes.

Participant 4:	Okay.

Monty Bennett:	When he said yes, he means yes we will be paying cash.

Participant 4:	Oh, okay. Thank you. I appreciate the clarification you made about the EBITDA margins in the first quarter.

It looks like you’re getting really close to the line of guidance and I guess what I’d like to know is if the estimates were off in the other direction, if we were extremely conservative in our estimates in one place or another would you also be highlighting those kinds of discrepancies?

Monty Bennett:	Oh, I think that we’re — that’s a lot of hypotheticals there. I think the only reason that we mentioned this is that this has happened maybe two or three times where our seasonality tables have not gotten the proper attention that they deserved. You know if they were too much in the other direction or another it’s just hard to say what we would’ve done.

But that’s the reason why we just encourage people to keep looking at the seasonality table because it changes. And that’s just important for everyone to know.

Participant 4:	Okay. Monty or Doug one final one, Doug mentioned that he expects hotel prices to continue to increase. Is that really RevPAR NOI driven or do you think that there’s more Cap rate compression and if so, how much?

Monty Bennett:	Doug why don’t you comment on that.

Douglas Kessler:	I think it’s partly capital markets driven. The RevPAR is going to continue to grow. It’s just not as lofty levels that it was a year or so ago.

And there is more capital flowing into this sector. And so I think it’s a function of, you know, the available supply of properties and the requirement for capital to deploy in this segment.

I also think that, you know, with the high construction costs that supply will be a little more mooted than what the forecasters are projecting and so that should continue to help keep values up. I think it’s really a collection of reasons.

But generally it’s still a very healthy industry and there’s still a lot of capital chasing product.

Participant 4:	So if I heard you right that’s both NOI growth and cap rate compression?

Monty Bennett:	I think that’s hard to say. But because many times it’s a little bit of both, but and we all have slightly different opinions on that.

If I had to, you know, put my comments out there it would be that it would primarily be growth in the fundamentals and not so much for the compression of the cap rates. That’s what I would say, fundamentals continue to grow and the cap rates stay about the same and therefore values would increase.

Douglas Kessler:	I would agree with that. I think we’re seeing, you know, cap rates kind of stabilizing. There’s not much movement on either side of the cap rate situation.

Participant 4:	Okay. One kind of follow-up on that and then I promise I’m done.

If you think that values are going to rise over the next three to four years, when do you think you will be significant net sellers or do you think you will be?

Monty Bennett:	This is Monty. I think and we think that value is full price for another three to four years which means that we think that the window to buy is out there for the next 18 months or two years because after we buy it we want to be able to have a time period in order for those assets to appreciate.

However, you know, by and large over the short term here our relative focus is on deleveraging and not increasing leverage.

Now that being said there may be an opportunity here and there along the way that we just can’t resist. But we’ve already turned down some opportunities just to continuing to focus on our de-leveraging strategy.

So I’d say that, you know, over the next 18 months we will be net sellers just from a deleveraging standpoint not necessarily because it’s the best time in the cycle although I don’t think that’s what you were asking.

I’d say after two years from now and going forward our profile will be one where we will be net sellers not necessarily because we’re selling a lot but we’ll definitely be selling more than we’re buying if we’re buying at that time.

And we continue to evaluate our strategy about how we reduce our exposure at that point in time to the volatility of cash flows from hotel properties when maybe three, four years from now the potential upside of those cash flows become outweighed by the potential down flows or down swings in those cash flows.

Participant 4:	Great, that’s very helpful. Thank you.

Monty Bennett:	Thank you.

Participant 5:	Good morning. Could you talk about — basically the question is this. You talked about I think 35 cents accretion on the entire CNL portfolio acquisition using debt to finance the acquisition and that it was roughly flat to FFO per share on a leverage neutral basis and then there was a 16 cents number I believe per share thrown out for the $170 million in asset sales.

And could you talk about the accretion level that you expect at your targeted debt level with all three phases of the debt reduction, please?

Monty Bennett:	Sure. And this is Monty. I’ll turn it over to Kimo and let him comment in a minute.

But I think that I don’t know what the answer to that is off hand because it depends upon so many variables including when we get that done and we’re also finding some opportunities in the existing portfolio to increase accretion.

And as those start to bear fruit we’ll be able to share some of those. It includes moving around our capital structure and reworking some agreements with some of the managers.

So it’s just hard to say but we’ve got some gems through there that are going to be able to hopefully improve upon some of those numbers we share.

And like I said in order even to give an estimate I’d have to make assumptions down a list of six or seven categories. And because it’s so speculative we just haven’t done that.

Kimo, you got any comments on that?

David Kimichik:	No. I think, you know, we’ll stick to the range of our previous statement based on full leverage, you know, to existing leverages. Leave it at that.

Participant 5:	Okay. And what is the reason for the — you know, with 35, you had a 35 cent estimate on the $2.4 billion acquisition and then a 16 cent dilution estimate on $170 million in sales. Those seem disproportionate.

Is that primarily a capitalization rate issue on the two portfolios that would be driving that?

Monty Bennett:	Well, go ahead Kimo.

David Kimichik:	The 16 cents is not necessarily the dilutive number. That’s the FFO that we’re losing. It’s what we do with that — those proceeds, if we pay down debt. The debt dilution would be different.

I think we were just trying to give guidance in our release on the sale of what those assets were contributing to our FFO.

Monty Bennett:	So what Kimo is saying is that 16 cents assumes that the proceeds from that were just kind of held off to the side and they weren’t used to pay down debt. And if they were then that 16 cent dilution would be a good bit smaller.

Participant 5:	Okay. All right, thanks.

Monty Bennett:	Sure.

Participant 6:	Hi. Thanks. Two questions on the Phase Two, the $400 million of asset sales. Did you say what sort of cap rate you were expecting to get on that?

David Kimichik:	No, we haven’t.

Participant 6:	Okay, could you or I mean would it be similar to Phase One?

David Kimichik:	They’re very different assets than the assets in Phase One as we highlighted for you. It is a mixture of assets within the portfolio that we view to be non-strategic to our platform. I think as we get further into the sales process we’d be happy to provide updates on pricing.

Monty Bennett:	Also, you know, those numbers many move around as we go through the sales process as we get interest in certain assets. And we are getting unsolicited interest in some of the assets that aren’t part of that pool and we may be encouraged to break lose an asset or two.

And then conversely if one of the assets that we’re thinking about marketing just doesn’t get the pricing traction that we expect we’ll pull it back.

So when we say $400 million, you know, it could be $300 million, it could be $500 million, it’s just tough to say.

But therefore that makes it even harder to come in with what a cap rate on those might be.

Participant 6:	And then on the assets you’re in the process of acquiring I think you said you expect to invest $55 million in renovations.

Could you maybe go through the rest of your CAPEX budget a little bit for ‘07?

Monty Bennett:	Sure, Kimo, why don’t you give him the full picture on that CAPEX?

David Kimichik:	Sure. On our third quarter call we gave guidance for that portfolio. We anticipated $120 million worth of capital plans for 2007 and 2008.

And then on our Sapphire call we talked about $55 million of owner funding for year one of the Sapphire investment.

Monty Bennett:	Sapphire being CNL Hotels and Resorts.

David Kimichik:	Right, sorry, I’m using code name. That’s on top of their annual reserve which is $35 million so that’s, you know, $90 million for that portfolio.

So that would put us at about $210 million of cap plans for ‘07 and ‘08 that we’ve talked about. There will be some additional ‘08 dollars for the CNL portfolio.

So right now I think we’re looking at the overall portfolio about $280 million in CAPEX for ‘07 and ‘08.

Participant 6:	Okay. And that would include just basic maintenance CAPEX.

David Kimichik:	That’s correct. It would include, well it would — sources would be the CAPEX reserve combined with, you know, owner funding and some dollars available in various loans.

And so if you’re talking about maintenance CAPEX being the reserves, the answer is yes.

Participant 6:	Okay, thank you.

Participant 7:	Hi. Actually my question has been answered. Thanks.

Participant 8:	Most of my questions have been answered.

But may be Kimo from a housekeeping standpoint you talked about 25 additional employees being added given the portfolio transaction. What is that going to do your G&A if you can help us kind of figure out the incremental cost there?

Monty Bennett:	Kimo why don’t you give them guidance on our G&A.

David Kimichik:	We actually stated on the CNL announcement call that we thought our incremental G&A for this transaction would be between $12 and $15 million and, you know that’s the cash portion. That doesn’t include any non-cash stock, amortization etcetera.

So I think we feel like we’re — we’ll come in at the lower end of that range but that’s the guidance that we’ve given previously and I think it’s still true.

Participant 8:	All right, thanks guys.
END